Exhibit 23.  Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of McDonald’s Corporation (listed below) and in the related prospectuses of our reports dated February 26, 2010 with respect to the consolidated financial statements of McDonald’s Corporation and the effectiveness of internal control over financial reporting of McDonald’s Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Commission File No. for Registration Statements

FORM S-8	FORM S-3

33-09267	33-64873
33-24958	333-149952
33-49817	333-162182
33-50701
333-36776
333-36778
333-71656
333-115770
333-149990
ERNST & YOUNG LLP

Chicago, Illinois

February 26, 2010

59